November 6, 2012
Media Contact:  Sonya Headen, Las Vegas, NV (702) 364-3411
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
REPORTS THIRD QUARTER 2012 RESULTS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) recorded a net loss of $0.09 per share for the third quarter of 2012, compared to a net loss of $0.34 per share for the third quarter of 2011.  Consolidated net loss was $4.3 million for the third quarter of 2012, compared to a net loss of $15.6 million for the prior-year quarter.  The current quarter includes $2.2 million ($0.05 per share) in other income associated with increases in cash surrender values of company-owned life insurance (“COLI”) policies.  The prior-year quarter included a net decrease of $6.7 million ($0.15 per share) in other income associated with COLI cash surrender value changes (net of death benefits recognized).  Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.

According to Jeffrey W. Shaw, President and Chief Executive Officer, “Third quarter results improved over last year primarily due to Arizona rate relief and positive returns on COLI policies this quarter versus negative returns in the prior-year quarter.  Our continued focus on cost containment efforts was also a factor in improved operating results.”  Shaw added, “We are pleased with NPL results for the current quarter, as they posted their second best quarter ever, exceeded only by last year’s record-setting third quarter.”  Regarding regulatory matters, Shaw concluded by saying, “The Public Utilities Commission of Nevada recently voted to grant the Company a $7 million annualized

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general rate increase in Nevada to be effective November 2012.  Factoring in other aspects of the rate case decision, we estimate the annual operating income benefit to be $11.4 million.  We have reviewed the decision and have identified several items, most notably the capital structure, which we may request to have formally reconsidered by the Commission.”

For the twelve months ended September 30, 2012, consolidated net income was $126.3 million, or $2.74 per basic share, compared to $101.9 million, or $2.23 per basic share, during the twelve-month period ended September 30, 2011.  Other income in the current twelve-month period includes $8.1 million ($0.18 per share) associated with increases in COLI policy cash surrender values and recognized death benefits.  The prior twelve-month period reflected a net COLI-related increase (including recognized death benefits) of $2.3 million ($0.05 per share).

Natural Gas Operations Segment Results
Third Quarter
Operating margin, defined as operating revenues less the cost of gas sold, increased $14 million in the third quarter of 2012 compared to the third quarter of 2011.  Rate relief in Arizona provided $9 million of the increase in operating margin.  New customers contributed an incremental $1 million in operating margin during the third quarter of 2012, as approximately 22,000 net new customers were added during the last twelve months.  In addition, a $4 million adjustment (related to a regulatory deferral mechanism) that decreased operating margin was included in the prior-year quarter.

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Operating expenses for the quarter rose $4.7 million, or 3%, compared to the third quarter of 2011, primarily due to increases in general and employee-related costs including pension expense, and due to increases in depreciation expense, resulting from additional plant in service.

Other income, which principally includes changes in the cash surrender values of COLI policies and non-utility expenses, increased $9.7 million between quarters.  This was primarily due to changes in the cash surrender values of COLI policies between quarters.  Net interest deductions decreased $1 million between quarters primarily due to cost savings from refinancing.

Twelve Months to Date
Operating margin increased $51 million between periods primarily due to rate relief of $36 million in Arizona.  Differences in heating demand, caused primarily by weather variations, accounted for $6 million of the increase.  Customer growth contributed $5 million toward the increase.  The remaining $4 million increase was due to an adjustment that decreased operating margin in the prior-year period.

Operating expenses increased $15.5 million, or 3%, between periods, principally due to an increase in depreciation expense, resulting from additional plant in service.  Higher general and employee-related costs including pension expense, as well as higher Arizona property taxes, contributed to the increase.  These cost increases were partially offset by favorable claims experience under Southwest’s self-insured medical plan during the fourth quarter of 2011.

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Other income increased $9.5 million between periods primarily due to an increase in COLI-related income.  Net interest deductions decreased $3.5 million between the twelve-month periods primarily due to cost savings from debt refinancing.

Southwest Gas Corporation provides natural gas service to 1,858,000 customers in Arizona, Nevada, and California.
This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, results of NPL fixed-price contracts, and the impacts of stock market volatility.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED SEPTEMBER 30,	2012	2011

Consolidated Operating Revenues	$371,799	$352,592

Net Income (Loss)	$(4,305)	$(15,641)

Average Number of Common Shares Outstanding	46,134	45,881

Earnings (Loss) Per Share	$(0.09)	$(0.34)

NINE MONTHS ENDED SEPTEMBER 30,	2012	2011

Consolidated Operating Revenues	$1,439,212	$1,369,537

Net Income	$70,938	$56,963

Average Number of Common Shares Outstanding	46,106	45,837

Basic Earnings Per Share	$1.54	$1.24

Diluted Earnings Per Share	$1.52	$1.23

TWELVE MONTHS ENDED SEPTEMBER 30,	2012	2011

Consolidated Operating Revenues	$1,956,863	$1,837,649

Net Income	$126,262	$101,948

Average Number of Common Shares Outstanding	46,059	45,766

Basic Earnings Per Share	$2.74	$2.23

Diluted Earnings Per Share	$2.72	$2.21

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED		TWELVE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,		SEPTEMBER 30,
	2012	2011	2012	2011	2012	2011

Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$(11,389)	$(25,566)	$64,609	$42,648	$113,381	$81,627
Contribution to net income - construction services	7,084	9,925	6,329	14,315	12,881	20,321
Net income (loss)	$(4,305)	$(15,641)	$70,938	$56,963	$126,262	$101,948

Basic earnings (loss) per share	$(0.09)	$(0.34)	$1.54	$1.24	$2.74	$2.23
Diluted earnings (loss) per share	$(0.09)	$(0.34)	$1.52	$1.23	$2.72	$2.21

Average outstanding common shares	46,134	45,881	46,106	45,837	46,059	45,766
Average shares outstanding (assuming dilution)	-	-	46,534	46,264	46,493	46,203

Results of Natural Gas Operations
Gas operating revenues	$195,573	$195,647	$982,203	$1,022,914	$1,362,655	$1,401,150
Net cost of gas sold	53,277	67,165	387,983	468,026	533,446	622,907
Operating margin	142,296	128,482	594,220	554,888	829,209	778,243
Operations and maintenance expense	90,627	89,087	278,361	268,745	368,114	363,302
Depreciation and amortization	46,763	43,640	139,428	130,997	183,684	174,037
Taxes other than income taxes	10,600	10,585	31,065	30,750	41,264	40,231
Operating income (loss)	(5,694)	(14,830)	145,366	124,396	236,147	200,673
Other income (deductions)	1,631	(8,093)	4,317	(6,804)	5,717	(3,785)
Net interest deductions	16,074	17,116	51,077	52,097	67,757	71,209
Income (loss) before income taxes	(20,137)	(40,039)	98,606	65,495	174,107	125,679
Income tax expense (benefit)	(8,748)	(14,473)	33,997	22,847	60,726	44,052
Contribution to net income (loss) - gas operations	$(11,389)	$(25,566)	$64,609	$42,648	$113,381	$81,627

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
SEPTEMBER 30, 2012

FINANCIAL STATISTICS
Market value to book value per share at quarter end	161%
Twelve months to date return on equity -- total company	10.1%
-- gas segment	9.5%
Common stock dividend yield at quarter end	2.7%
Customer to employee ratio at quarter end (gas segment)	834 to 1

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,070,116	8.95%	9.50%
Southern Nevada	819,717	7.40	10.15
Northern Nevada	116,584	8.29	10.15
Southern California	143,851	6.42	9.88
Northern California	52,285	8.50	9.88
South Lake Tahoe	11,815	8.50	9.88
Paiute Pipeline Company (1)	84,717	9.47	12.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	NINE MONTHS ENDED		TWELVE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
(In dekatherms)	2012	2011	2012	2011
Residential	51,081,270	53,725,340	69,232,456	70,082,331
Small commercial	20,471,042	22,795,163	28,068,229	30,180,185
Large commercial	9,179,957	8,463,944	11,941,594	11,249,112
Industrial / Other	3,574,954	3,703,507	4,892,234	5,386,300
Transportation	75,418,912	73,355,700	96,217,615	95,236,981
Total system throughput	159,726,135	162,043,654	210,352,128	212,134,909

HEATING DEGREE DAY COMPARISON
Actual	1,309	1,413	1,897	1,934
Ten-year average	1,349	1,362	1,874	1,878

Heating degree days for prior periods have been recalculated using the current period customer mix.